EXHIBIT 10.1
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                                 LEASE AGREEMENT

     This Lease Agreement ("Agreement") is entered into as of August 3, 2005 (the "Effective Date") by and between Arizona Pacific Materials, an Arizona limited liability company ("APM") and CalMat Co., a Delaware Corporation, dba Vulcan Materials Company, Western Division ("Vulcan").

                                    RECITALS

     A. APM owns in fee simple the real property more particularly described as Parcel 1 on Attachment A, attached hereto and incorporated herein by reference.

     B. APM maintains a special land use permit ("State Permit") from the Arizona State Land Department for the surface estate of certain real property located adjacent to the Property more particularly described as Parcel 2 on Attachment A ("Parcel 2 or the Mineral Estate"). APM owns all of the mineral materials on Parcel 2, including basalt, cinders, sand, gravel and other inert materials and has the right to access and mine these mineral materials from the Mineral Estate pursuant to the State Permit.

     C. APM holds a Contract for the Sale of Mineral Materials with the Phoenix Field Office, Bureau of Land Management, United States Department of the Interior dated November 30, 2004 ("BLM Contract"), pursuant to the Materials Act of 1947 and that part of 43 C.F.R. ss. 3600, et seq., regarding non-competitive contracts. The BLM Contract involves real property belonging to the United States of America and more particularly described as Parcel 3 on Attachment A.

     D. For purposes of this Agreement, the area comprised of Parcels 1, 2 and 3, excluding the Leased Property, shall sometimes be referred to herein as the "APM Property."

     E. Vulcan desires to lease a portion of Parcel 1 more particularly described on the "Site Plan" to be approved by Vulcan and APM in accordance with
Section 4(b) below (the "Leased Property") for the purpose of operating a hot mix asphalt plant ("Asphalt Plant"). If desired by Vulcan, a ready mix batch plant ("Ready Mix Plant") may be operated on an extension to the Leased Property as described below.

     F. Vulcan desires to use the mineral materials, including basalt, cinders, sand, gravel and other inert materials (the "Mineral Products") produced by APM from the Mineral Estate and the BLM Contract for use in the Asphalt Plant and the Ready Mix Plant.

     G. APM desires to lease the Property to Vulcan for the above-described purposes and to sell Mineral Products to Vulcan.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, and provisions contained in this Agreement, APM and Vulcan agree and declare as follows:

     1. GRANT. APM hereby leases and grants to Vulcan the sole and exclusive lease and use of the Leased Property. APM shall lease and let the Leased Property exclusively to Vulcan. During the term of the Agreement, Vulcan shall have the right to conduct all operations necessary and incident to its installation and operation of the Asphalt Plant, to purchase Mineral Products from APM pursuant to the terms of this Agreement and to have such access to the Leased Property as it reasonably requires to carry out its permitted activities hereunder, and to do all other things within the Leased Property appropriate to the foregoing and not in violation of the terms hereof or of any other applicable law. Vulcan shall also have the right of ingress and egress over the Leased Property and the adjacent lands of APM in connection with

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the purposes stated herein. APM also grants to Vulcan the right to extend and modify the Leased Property to accommodate the Ready Mix Plant at any time during the term of this Agreement. Vulcan's decision to install the Ready Mix Plant will be accomplished by an amendment to this Agreement by APM and Vulcan modifying the Site Plan (in accordance with Section 4(b)) to include additional acreage and to correspondingly increase the Property Rent (described in Section 3(c)(i)) on a pro-rata basis per the additional acreage.

     2. TERM, RENEWAL AND EFFECTIVE DATE.

     (a) TERM. This Agreement shall be for a term of five years commencing on the effective date hereof.

     (b) RENEWAL Vulcan may renew this Agreement for two (2) five year periods by sending written notice of its election to renew to APM not less than ninety
(90) days prior to the expiration of any term of this Agreement.

     3. RENT, PLANTS, MINERAL PRODUCTS AND PAYMENTS.

     (a) ASPHALT PLANT AND READY MIX PLANT. Vulcan shall be solely responsible for all aspects of the acquisition, installation, operation and maintenance of the Asphalt Plant. Vulcan shall have the right, but not the obligation, to install and operate the Ready Mix Plant on the modified Leased Premises during the term of this Agreement, and in such event, Vulcan shall be solely responsible for all aspects of the acquisition, installation, operation and maintenance of the Ready Mix Plant.

     (b) MINERAL PRODUCT. Each 12 month period that this Agreement is in effect, commencing on the Effective Date, APM guarantees, warrants and represents that it will produce not less than 250,000 tons of Mineral Products which will meet or exceed the written specifications set forth by Vulcan and delivered to APM. Consequently, Vulcan agrees to accept and purchase at least 250,000 tons per year of Mineral Products derived from the Mineral Estate and the BLM Contract. Subject to subsection 3(c)(ii) below, if APM produces more than 250,000 tons of Mineral Products, Vulcan shall have the right, but not the obligation to purchase such materials in accordance with this Agreement. The Mineral Products shall strictly conform to Vulcan's standards and specifications for the Asphalt Plant and, if applicable, the Ready Mix Plant.

     (c) CONSIDERATION.

          (i) PROPERTY RENT. Vulcan shall pay APM the sum of Two Thousand Five Hundred Dollars ($2,500.00) each month that this Agreement is in effect. The rental payment shall be delivered to APM on the first day of each such month and shall not be deemed overdue until ten (10) days following written notice from APM. Rent for partial months at the inception or the termination of this Agreement shall be prorated.

          (ii) TONNAGE ROYALTY. Vulcan agrees to purchase from APM, at the rate of XXXXX ($XXX) per ton ("Purchase Price"), all of the Mineral Products necessary for Vulcan to operate its Asphalt Plant and if applicable, the Ready Mix Plant. The amount of Mineral Products purchased by Vulcan shall not be less than the 250,000 tons per year referenced above. If Vulcan determines that APM is unable to provide Vulcan with sufficient quantities of materials, Vulcan may obtain any additional minerals and aggregates from outside sources. For the life of the Agreement and all extensions, any deliveries of Mineral Products ordered by Vulcan and delivered and/or picked up by a Vulcan client shall be counted towards fulfillment of Vulcan's guaranteed 250,000 annual minimum requirement and will be billed by APM to Vulcan at the Purchase Price.

          (iii) HOPPER LOADING FEE. APM shall provide sufficient and suitable front-end loaders and other necessary machinery and operators to provide the Mineral Product deliveries described herein to the hoppers designated by Vulcan at the Asphalt Plant and, if applicable, the Ready Mix Plant.

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Vulcan shall pay APM Twenty Five Cents ($.25) for each ton of Mineral Product delivered to the hoppers pursuant to this Agreement (the "Hopper Loading Fee").

          (iv) ADJUSTMENTS. Beginning with the first (1st) anniversary of the Effective Date, and on every anniversary thereafter throughout the term of this Agreement and any renewal term (the "Adjustment Dates"), the Purchase Price and Hopper Loading Fee may be reviewed and adjusted by APM. The adjustment shall be based upon the Producer Price Index for Sand and Gravel, Western Region, Mountain, (Product Code 1442-38) (Base year 1982-100), published by the United States Department of Labor, Bureau of Labor Statistics ("PPI"), which is published for the month of December, 2005 ("Base PPI"). The PPI published for the month, which is three (3) months prior to the month in which the Adjustment Date in question occurs ("Adjustment PPI") shall be used in determining the amount of the adjustment. If adjusted, the Purchase Price and Hopper Loading Fee for each one (1) year period commencing with an Adjustment Date shall be the result of multiplying $XXXX (in the case of the Purchase Price) and $0.25 (in the case of the Hopper Loading Fee) by a fraction, the numerator of which is the Adjustment PPI and the denominator of which is the Base PPI, provided that in no event shall the Purchase Price or Hopper Loading Fee be increased by more than three percent (3%) above the amount payable during, the period immediately preceding the Adjustment Date or be less than the amount payable during the period immediately preceding the Adjustment Date. Should the Bureau of Labor Statistics discontinue the publication of the PPI, or publish the PPI less frequently, or alter the PPI in some other manner, then APM and Vulcan shall agree on a substitute index or substitute procedure which reasonably reflects and monitors sand and gravel producer prices. Before any adjustment is implemented, APM will review said adjustments with Vulcan at least 60 days prior to any price change.

          (v) PREFERENTIAL PRICING. In the event APM sells Mineral Product to any third parties unrelated to Vulcan during the term of this Agreement, the price that APM charges such third parties for the Mineral Product shall be no less than five percent (5%) greater than the then existing Purchase Price.

     (d) PAYMENTS.

          (i) PAYMENT AND DELIVERY. At the end of each month that this Agreement is in effect, APM shall deliver to Vulcan an invoice comprised of each Vulcan Statement and the APM Statement for the prior month less any Preferential Pricing reductions pursuant to Section 3(c)(v). The invoice shall be due and payable by Vulcan to APM within 30 days of Vulcan's receipt thereof. Interest will accrue at the rate of 1.5% per month if the invoice is not timely paid.

All payments required hereunder may be mailed to APM's mailing address of c/o Western Power & Equipment, 6407-B Northeast 117th Avenue, Vancouver, WA 98662 or to any single depository as the parties may instruct. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

          (ii) CALCULATION. Payments for Mineral Products delivered to the Asphalt Plant shall be calculated in the following manner: The Purchase Price shall be determined by the actual weight of Mineral Products ordered by Vulcan and delivered to the Asphalt Plant and, if applicable, the Ready Mix Plant. Each delivery shall be weighed in Vulcan's production scales located on the Leased Property and shall be recorded in Vulcan's records. Vulcan shall deliver APM a statement detailing the weight of Mineral Products used in production at the Asphalt Plant for each day of operation during the term of this Agreement (each a "Vulcan Statement"),

Payments for Mineral Products delivered to Vulcan's off-Property facilities or customers shall be calculated in the following manner: Vulcan's or its agents' trucks picking up Mineral Product shall be weighed on APM's truck scales located adjacent to the Property. APM shall keep daily summary sheets detailing the total weight of Mineral Products ordered by Vulcan and delivered to Vulcan's off Property facilities or customers each day. At the end of each month, APM shall submit an invoice to Vulcan based on APM's summary sheets for that month (each an "APM Statement").

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     4. USE OF PROPERTY AND SITE.

     (a) USE OF PROPERTY. Vulcan agrees that the Leased Property shall be used only for the purposes contemplated in the Agreement.

     (b) SITE PLAN. Prior to Vulcan commencing construction of the Asphalt Plant, Vulcan shall prepare a site plan delineating the exterior boundaries of the Leased Property and the location and specifications of the Asphalt Plant and related improvements and equipment ("Site Plan") and shall submit the Site Plan to APM for approval, which approval shall not be unreasonably withheld. Within ten (10) days after receipt of the Site Plan, APM shall deliver written notice to Vulcan specifying that it agrees to the Site Plan or that it has suggested changes to the Site Plan, in which case such notice shall specifically detail any requested changes. If APM requests changes, the parties shall promptly meet and work together in good faith to agree on the Site Plan, Vulcan shall then resubmit the Site Plan to APM and the parties shall follow the same procedure set forth above until the Site Plan is approved by both parties. If after four
(4) months following the initial submission of the Site Plan to APM, the Site Plan has not been approved in a manner adequate to Vulcan, in Vulcan's sole and absolute discretion, Vulcan may terminate this Agreement upon written notice to APM. Both APM and Vulcan shall retain copies of the Site Plan. The Site Plan may not be amended or changed without the approval of both APM and Vulcan. Upon approval of the Site Plan by Vulcan and APM, the Site Plan shall be deemed the correct delineation of the Leased Property and shall be substituted in Exhibit A.

     5. INSPECTION.

     (a) GENERAL. Following execution of this Agreement, Vulcan shall have full access to the Property for the purposes set forth in this Agreement and may, along with its representatives, contractors, and agents examine the Leased Property, conduct soil tests, environmental studies, engineering feasibility studies, and other tests and studies, and to plan the proposed development and operation of the Leased Property. Vulcan shall comply with all applicable laws. Within three (3) days following execution of this Agreement, APM shall provide Vulcan with copies of all agreements, leases, engineering plans and reports, site plans, architectural plans, drawings, test and inspection reports, environmental assessments, surveys, studies, and all other information in APM's possession relating to the Leased Property. APM and APM's agents shall have the right to enter the Leased Property upon reasonable notice and at reasonable times for the purposes set forth in this Agreement and for inspecting the same, showing the same to prospective purchasers or lenders and conducting any environmental investigations or environmental remedial work as APM may deem necessary, as long as such activities by APM or its agents do not interfere with Vulcan's use of the Leased Property; provided, however, that in order to ensure the safety of all persons at the site, APM, its representatives, contractors, and agents, shall at all times comply with Vulcan's safety, health and environmental policies and procedures while on the Leased Property.

     (b) WEIGHT SCALES AUDIT/CERTIFICATION. APM shall have the right, at APM's expense, to require Vulcan's weigh scales to be periodically certified/audited for accuracy. Any state or federal governmental certification or audit showing Vulcan's weigh scales to be accurate shall be accepted by APM for the period of time such certification/audit shall be effective and no further certifications/audits may be requested during that period. APM may not require such certification/audit more often than two times in any calendar year.

     6. OBLIGATIONS OF VULCAN.

     (a) CONDUCT OF OPERATIONS AND PERMITS. All work and operations done by Vulcan on the Property shall be done in a good and workmanlike manner and shall comply fully with all applicable municipal, Pinal County, State of Arizona or United States of America laws, ordinances or regulations, including but not limited to all sanitary, health and environmental protection requirements. Vulcan shall obtain and comply with all applicable construction and operating permits regarding the Asphalt Plant.

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     (b) PROTECTION FROM LIENS. Vulcan shall pay all expenses incurred by it in its operations on the Property hereunder and shall allow no liens arising from any act of Vulcan to remain upon the Property.

     (c) VULCAN'S INSURANCE. Vulcan shall obtain and keep in full force and effect during the term of this Agreement, workmen's compensation insurance adequate under the laws of the State of Arizona and general liability insurance in the amount of at least Two Million Dollars ($2,000,000.00). APM shall be listed as additional insureds on said policies, which shall be obtained by Vulcan within thirty (30) days of the Effective Date of this Agreement. At APM's request Vulcan will provide proof of liability insurance on the part of any Vulcan subcontractors working on the Property. Vulcan shall promptly deliver to APM certificates of insurance upon APM's request.

     (d) APM'S INSURANCE. APM agrees to carry during the entire Agreement term and any extensions thereof casualty and liability insurance equivalent to or in excess of the coverage typically carried by owners of other comparable operations in the Pinal County, Arizona area with limits, terms and restrictions no less than as set forth for Vulcan's insurance in Section 6(c).

     (e) WAIVER OF SUBROGATION. APM and Vulcan each hereby waive any and all rights of recovery against the other, or against the affiliates, partners, officers, employees, agents and representatives of the other, for loss of or damage to such waiving party or its property or the property of the other under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage. Vulcan and APM shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Agreement.

     (f) SECURITY. Vulcan shall provide security for the Leased Property and its operations thereon. APM assumes no liability for Vulcan's property, equipment or personnel.

     (g) IMPROVEMENTS AND ELECTRICITY. Vulcan shall have the right to construct and to remove, at its sole cost and expense, such improvements on the Leased Property, as it deems reasonably necessary or appropriate for its operations. Title to the Asphalt Plant, Ready Mix Plant and all improvements made at Vulcan's expense shall remain in Vulcan. Without limiting the foregoing, Vulcan shall have the right to construct, erect and maintain, upon any part of the Leased Property any roads, data transmission and electric lines, other utilities, and all other facilities necessary or convenient for the access to and use of the Leased Property. Vulcan is responsible for its own electrical power to the Leased Property. APM represents and warrants that APS Three (3) - Phase power is available to the Leased Property. It is Vulcan's responsibility to contract with APS to have power extended to the Leased Property from existing lines.

     (h) ENVIRONMENTAL INSPECTION. Prior to commencement of operations on the Leased Property, Vulcan will arrange for the preparation of an Environmental Phase I inspection, at Vulcan's sole cost and expense. Vulcan shall deliver the inspection report to APM upon its completion. Vulcan shall likewise arrange for and deliver to APM a Phase 1 report upon termination or completion of this Agreement.

     (i) ENVIRONMENTAL INDEMNIFICATION. Vulcan shall indemnify, defend, and hold APM and APM's members, managers, employees, agents, and assigns harmless from and against any and all claims, liabilities, losses, material diminution of value, demands, fines, damages (including incidental and special damages), obligations, costs, and expenses (including attorney fees, investigatory expenses, remediation costs, and related expenses), arising out of or in any way related to Vulcan's contamination of the Property by any Hazardous Substance (as defined by any applicable local, state, or federal law or regulation, hereinafter "Hazardous Substance") directly caused by Vulcan's operations on the Leased Property or Vulcan's failure to comply with any applicable Hazardous Substance laws with respect to Vulcan's operations on the Leased Property during the term of this Agreement.

     (j) ENVIRONMENTAL AND PROPERTY REPRESENTATION. APM has no knowledge of, and APM has not actually received any notice from any governmental authority asserting that the Property is not in

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compliance with applicable law or asking to schedule an inspection of the
Property for purposes of determining noncompliance with any applicable law. APM has no actual knowledge of, and APM has not actually received any notice of any pending or threatened condemnation or eminent domain proceedings against the Property. APM has no knowledge of, and APM has not actually received any notice from any governmental authority asserting that any Hazardous Materials that may give rise to liability under any applicable law are present, contained, used, manufactured, handled, created, stored, treated, discharged, released, or buried on, in or under the Property or transported to or from the Property. APM has not in the operation of its business within the Property used, manufactured, handled, created, stored, treated, discharged, released or buried on, in, or under the Property any Hazardous Materials, APM has not entered into or been made a party to any agreement, stipulation, or settlement relating to any Hazardous Material on the Property, including but not limited to, the presence, containment, use, manufacture, handling, creation, storage, treatment, discharge, release or burial on, in or under the Property or the transportation to or from the Property of any Hazardous Material

     (k) TAXES. Real property taxes and assessments on the Property shall be the sole responsibility of APM. APM shall also be responsible for all other taxes and expenses related to the Property including rental tax, except that Vulcan shall be responsible for its own personal property taxes.

     7. OBLIGATIONS OF APM.

     (a) WATER. APM shall provide Vulcan with sufficient water from that certain "Agreement Between the Central Arizona Water Conservation District and Arizona Pacific Materials, LLC, providing for the Delivery of Excess Central Arizona Project Water" by and between APM and Central Arizona Water Conservation District to maintain Vulcan's operations on the Property at full capacity. In the event that sufficient water for Vulcan's operations is not available through the APM-Central Arizona Water Conservation District Agreement, APM and Vulcan shall cooperate in obtaining water from the Johnson Ranch Utility District or its agents. Vulcan is responsible for the cost of Vulcan's water usage on a pass-through cost basis from APM. Vulcan will be billed on a monthly basis for water usage, and will pay said invoice within 30 days following receipt from APM, or interest will begin to accrue at the rate of 1.5% per month until paid. APM will be responsible for dust abatement on all access roads leading up to Vulcan's parcel, as well as all stockpiled aggregates.

     (b) RENT ABATEMENT Rent payments to APM shall be abated for any period of time in which Vulcan cannot operate its Asphalt Plant and, if applicable, the Ready Mix Plant at full capacity due to water shortages, damage to the plants or any other causes. Similarly, Vulcan's annual 250,000-ton minimum Mineral Products purchase requirement (but not APM's production requirement) shall be reduced on a pro-rata basis during periods of involuntary non-use of the plants at full capacity. Vulcan may terminate this Agreement if sufficient water cannot be provided to maintain Vulcan's operations on the Property at full capacity. For purposes of this paragraph, the term "full capacity" means a volume, rate and quality of production typical of similar asphalt plants and ready mix plants in the State of Arizona.

     (c) SITE STABILIZATION. Within thirty (30) days following the Effective Date, APM, at its sole cost and expense, shall lay and stabilize the foundation of the Asphalt Plant with sufficient crushed basalt aggregate at a grade and specification that will allow for the construction of the Asphalt Plant in accordance with Vulcan's construction plans and all applicable laws, ordinances and regulations.

     8. TITLE MATTERS AND REPRESENTATIONS. APM represents and warrants to Vulcan that APM owns the fee simple interest in the Property and has the full right, power and capacity to enter into this Agreement upon the terms set forth herein. Vulcan represents and warrants to APM that it has the full right, power and capacity to enter into this Agreement upon the terms set forth herein.

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     9. BREACH, NOTICE AND REMOVAL OF IMPROVEMENTS.

     (a) BREACH. The failure of either party to fully perform under any or all of the material terms and conditions of this Agreement shall constitute a breach of this Agreement entitling the offended party to any and all such action provided by law, including, but not limited to, one or more of the following:
(1) Declare the Agreement at an end and terminated and/or (2) sue for the full balance due under the Agreement (with a duty to mitigate), and any damages sustained by the offended party.

     (b) NOTICE. Any breach alleged under this Agreement shall be preceded by a thirty (30) day written notice of the same to the defaulting party, If the defaulting party shall exercise in good faith diligent efforts within such thirty (30) day period to cure the failure specified in the notice but shall not be able to do so because of the nature of the failure, acts of God, riots, or labor strikes, then any such failure shall not be considered a breach or default as long as the defaulting party shall continue to exercise in good faith such diligent efforts to cure such failure and shall do so within a reasonable period of time,

     (c) REMOVAL OF IMPROVEMENTS. Upon any termination or expiration of this Agreement, Vulcan shall have a period of one hundred twenty (120) days from and after the effective date of termination within which it must remove from the Property all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon, except supports placed in shafts, drifts, or openings in the Property ("Vulcan Assets"). Failure of Vulcan to use diligent efforts to remove the Vulcan Assets within such period shall constitute an abandonment by Vulcan to APM of the same; provided, however, that Vulcan may still be required to remove the Vulcan Assets upon notice from APM, which notice shall be given within thirty (30) days following termination of the Agreement. APM may also, within fifteen (15) days after its receipt of notice of termination by Vulcan, elect to purchase any permanent structures placed on the Property by Vulcan. The purchase price shall be determined by an independent appraiser mutually satisfactory to the parties which appraisal shall be final. APM shall tender the amount of such appraisal in legal tender of the United States within thirty (30) days after completion of the appraisal regardless of whether APM purchases the structures.

If, but only if APM has notified Vulcan in writing that removal of the Vulcan Assets is required in accordance with the foregoing paragraph, Vulcan shall continue to pay APM the monthly rent specified in Section (3)(c)(i) as long as Vulcan's assets remain on the Property after termination of this Agreement; provided, however, that Vulcan shall pay APM the sum of Three Thousand Seven Hundred Fifty Dollars ($3,750.00) for each month that the Vulcan Assets remain on the Property after the 120 day period.

     10. RIGHT OF FIRST REFUSAL. If APM, or APM's heirs, executors, grantees, successors or assigns, at any time during the Term of this Lease or any extension thereof, receive an offer to purchase any of APM's real property, assets and liabilities located in Pinal County, State of Arizona ("Pinal Property"), and APM desires to accept such offer; or should APM during any such time make an offer to sell any of the Pinal Property, APM shall give Vulcan thirty (30) days notice in writing of such offer setting forth the name and address of the proposed purchaser, the amount of the proposed purchase price, and all other terms and conditions of such offer, and Vulcan shall have the first option to purchase the Pinal Property which is the subject of the offer by giving written notice to APM of its intention to purchase within said thirty
(30) day period at the same price and on the same terms of any such offer, it being understood that in the event Vulcan does not give notice of its intention to exercise such option to purchase within such period, (i) this Agreement and all of its terms and conditions shall nevertheless remain in full force and effect and APM and any purchaser or purchasers of the Property, shall be bound thereby, and (ii) APM shall not sell any of the Pinal Property on terms and conditions more favorable than those contained in the offer presented to Vulcan. In the event that the Final Property set forth in the offer is not sold for any reason, Vulcan shall have, upon the same conditions and notice, the continuing right of first refusal to purchase the Pinal Property or any part thereof upon the terms of any subsequent offer or offers to purchase.

     11. CONFIDENTIALITY. APM and Vulcan agree that all information, documents and other materials exchanged by and between themselves pursuant to this Agreement shall be used solely for the purposes of pursuing the goals of this Agreement, and that such information, documents and other

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materials shall be kept confidential by the parties, their employees and their representatives. Vulcan agrees that it will not enter into any contractual arrangement with the Bureau of Land Management, United States Department of the Interior or with the State of Arizona Land Department to acquire an interest or right in the land or minerals contained in Parcels 1, 2 or 3.

     12. QUIET ENJOYMENT. APM covenants and agrees that Vulcan shall have the peaceful and quiet possession and enjoyment of the Leased Property for the conduct of its business operations during the term of this Agreement, without hindrance by APM or any party whatsoever.

     13. NONDISTURBANCE. This Agreement is contingent upon APM providing to Vulcan a non-disturbance agreement from its existing lender(s) (if any), which states that the right of possession of Vulcan to the Property shall not be affected or disturbed by any mortgagee or deed of trust holder in the exercise of any of its rights under a deed of trust, mortgage or the note secured thereby, and any sale of the Property pursuant to the exercise of any rights and remedies under a mortgage, deed of trust or otherwise shall be made subject to Vulcan's right of possession to the Property under this Agreement.

     14. NON-COMPETITION. APM and its affiliates will not directly or indirectly own, manage, operate, join or control an Asphalt Plant within Pinal County, Maricopa County, or Pima County, Arizona ("Territory") or allow any third party to operate an Asphalt Plant on property owned, leased, licensed or permitted by APM within the Territory, at any time during the term of this Agreement APM and its affiliates will not directly or indirectly own, manage, operate, join or control a Ready Mix Plant within the Territory or allow any third party to operate a Ready Mix Plant on property owned, leased, licensed or permitted by APM within the Territory, at any time during the term of the Agreement; provided, however, in the event Vulcan does not provide written notice to APM of its intent to construct and operate a Ready Mix Plant on the Leased Property (or expanded Leased Property) within eighteen (18) months following the Effective Date, APM may seek to install and operate no more than one (1) Ready Mix Plant on the APM Property (as defined in Recital D). Notwithstanding the foregoing, Vulcan may still construct and operate a Ready Mix Plant in accordance with this Agreement regardless of whether it notifies APM of such intent within the aforementioned time period. APM expressly agrees that the geographic restrictions contained herein are reasonable in its scope and geographic restraints.

     15. LIMITATION OF LIABILITY. No constituent member, partner or shareholder in or agent of Vulcan or APM, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Vulcan or APM, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to this provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times heretofore or hereafter. Vulcan, APM and their successors and assigns and, without limitation, all other persons and entities, shall look solely to Vulcan's and APM's assets for the payment of any claim or for any performance, and Vulcan and APM, on behalf of themselves and their successors and assigns, hereby waive any and all such personal liability. In no event shall APM or Vulcan be entitled to punitive or consequential damages under this Agreement. The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of APM's or Vulcan's waiver, relinquishment or release of any applicable rights or otherwise).

     16. NOTICE. Any notice or communication required or permitted hereunder shall be effective when personally delivered or deposited, postage prepaid, certified or registered, in the United States mail to the addresses specified below. Either party may; by notice to the other party, change its mailing address for future notices.

APM:                                          With a copy to:

Arizona Pacific Materials, LLC                Western Power & Equipment Corp.
P. O. Box 40937                               6407-B NE 117'h Avenue
Mesa, AZ. 85274                               Vancouver, WA. 98662

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VULCAN:                                       With a copy to:

Vulcan Materials                              Snell & Wilmer L.L.P,
2526 E. University Drive                      One Arizona Center
Phoenix, AZ 85034                             Phoenix, AZ 85004
Attn: Mark Reardon                            Attn: Jonathan E. Frank, Esq.

     17. ADDITIONAL DOCUMENTS. APM and Vulcan agree to deliver, or cause to be delivered to the other all instruments necessary and required to carry out and complete the terms of the Agreement and not already specifically described herein.

     18. ENTIRE CONTRACT. This Agreement revokes and supersedes any and all agreements) previously entered into by the parties with respect to the subject matter hereof. Neither APM nor Vulcan has made any representations, warranties, inducements, or oral agreements except as expressly set forth herein. APM and Vulcan may not change, modify or rescind this Agreement except in writing, signed by both and any attempt at oral modification of this Agreement shall be void and of no effect.

     19. HEADINGS. The descriptive headings of the paragraphs and subparagraphs of the Agreement are intended for convenience only, and do not constitute parts of this Agreement.

     20. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, including facsimiles thereof, each of which will be deemed an original, but all which together will constitute one and the same instrument The invalidity of any provisions of this Agreement as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision herein.

     21. GOVERNING LAW AND ATTORNEYS' FEES. This Agreement will be construed in accord with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by the laws of the State of Arizona. In the event of any judicial proceeding to enforce any provision of this Agreement, the prevailing party shall recover its reasonable attorneys' fees, expenses and costs of investigation.

     22. REASONABLE CONSENT/APPROVAL. Wherever in this Agreement the consent or approval of either party is required, unless expressly noted otherwise herein, said consent or approval shall not be unreasonably withheld, delayed or conditioned.

     23. TIME IS OF THE ESSENCE. Time is of the essence of this Agreement and the performance of all duties and obligations set forth or referenced herein.

     24. TIME PERIODS. Except as expressly provided for herein, the time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 6:00 o'clock p.m. (Phoenix time) on the last day of the applicable time period provided for herein. If the time for the performance of any obligation or taking any action under this Agreement is not expressly designated based upon calendar days and said time expires on a Saturday, Sunday or legal holiday, the time for performance or taking such action shall be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

     25. GOOD FAITH AND FURTHER DOCUMENTATION. Each party agrees in good faith to cooperate with the other in the performance of the duties and obligations set forth herein and to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

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     IN WITNESS WHEREOF, The parties have executed this Agreement of the dates indicated at their respective signatures below.





































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DATED as of the day and year first above written.

Arizona Pacific Materials, LLC
An Arizona limited liability company

By: /s/ Dean McLain
    ----------------------
Name: Dean McLain
Its: President and CEO

CalMat Co., a Delaware Corporation
dba Vulcan Materials Company
Western Division

By: /s/ Mark Reardon
    ----------------------
Name: Mark Reardon
Its: Vice President and General Manager
























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